Exhibit 10.1

August 30, 2010

Dear Mike:

I am pleased to offer you a position with Blue Coat Systems, Inc. (the “Company”) as President and Chief Executive Officer, reporting to the Company’s Board of Directors. In this role you will be expected to perform such duties as are consistent with your title and position, as well as any other reasonable duties determined by the Company’s Board of Directors. We anticipate that you will commence employment with the Company on September 1, 2010.

We have structured a compensation package for you that includes the following:

•

You will receive an initial annual base salary of $585,000 (“Base Salary”), paid according to the Company’s standard payroll policies. The Company’s Compensation Committee will annually review your Base Salary.

•

You will be eligible to participate in the Company’s Profit Sharing Plan, or such successor plan or program as may be implemented by the Company from time to time to provide short term incentive compensation or bonuses to senior executives. Your initial annual target incentive compensation under the Profit Sharing Plan will be 100% of your Base Salary. The Company’s Compensation Committee will annually review your target incentive compensation.

•	You will be paid a relocation allowance of $200,000, less applicable withholding, with your first payroll check after your commencement of employment with the Company.

•

You will be recommended for a non-qualified option to purchase 225,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted, which will be the third Thursday of the month after you commence employment. 25% of the option shares will vest and be exercisable after 12 months of service, and the balance will vest and be exercisable in monthly installments over the next 36 months of service, as described in the applicable stock option agreement and subject to your execution of that agreement. This award will be subject to applicable NASDAQ rules on inducement awards.

•

You will be recommended for an award of 75,000 restricted stock units (“RSUs”). 25% of the RSUs will vest on September 15, 2011, and the balance will vest in annual installments on the anniversary of such date over the following 3 years of service, as described in the applicable restricted stock unit agreement and subject to your execution of that agreement. This award will be subject to applicable NASDAQ rules on inducement awards.

•	You will be eligible to participate in the Company’s standard benefits plans and programs generally available to employees in the U.S., as they may be amended from time to time in the sole discretion

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

of the Company. This includes automatic enrollment in the Company’s 401(k) Plan, unless you give our provider, Fidelity Investments, prompt notice of your election not to participate in that plan.

•

You will be eligible for other benefits offered to the Company’s senior executive officers and you shall participate in the CEO Executive Change in Control Severance Agreement provided herewith and be provided with the benefits of the Indemnification Agreement provided herewith, subject to your execution of those agreements.

Your employment shall be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Nonetheless, you shall be entitled to certain benefits under the Executive Separation Policy provided herewith in the event of a termination without Cause or upon your termination for Good Reason (each as defined in your CEO Change in Control Severance Agreement (instead of the Executive Separation Policy)), and contingent on your executing the Release attached as Exhibit A hereto (instead of the Release attached to the Executive Separation Policy). In addition to the caveats to the Executive Separation Policy set forth above, the Executive Separation Policy solely as it applies to you is modified to provide that your “Separation Payment” may not be amended without your consent and shall be as follows:

You shall be paid an amount equal to your annual Base Salary plus 100% of your annual target incentive compensation payable in a single lump sum, and shall receive payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 12 months following the termination date or (B) the date you become eligible for health benefits with another employer, which shall be paid no later than the month of such coverage.

In the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Employee’s discretion, Employee’s severance, vesting and other benefits under this offer letter or otherwise shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this offer letter or otherwise, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this provision shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

While you remain an employee of the Company, to the extent consistent with the exercise of its fiduciary duties, the Company’s Board of Directors will recommend to the Company’s stockholders that you be elected to serve as a member of the Board of Directors. No compensation will be paid for such service. You agree to resign from the Board upon termination of your employment. It presently is anticipated that the Company will appoint you to the Board of Directors on October 7, 2010 to fill a vacant position.

In accordance with the Company’s vacation policy for senior level employees, you will not accrue vacation, but you will be expected to take a reasonable amount of vacation or personal time on an annual basis.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation. You also will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and our receipt of satisfactory results from the background check, including verification of education and employment and a criminal records search.

Any dispute between you and the Company with respect to your employment and the terms and conditions of this offer of employment will be governed by the Arbitration Provision attached hereto as Exhibit B.

To the extent (a) any payments or benefits to which you become entitled under this offer letter, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Offer Letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Offer Letter is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

This letter, together with the other policies and agreements referenced herein, and when accepted by you, constitutes the entire agreement between us with respect to your employment. It supersedes any prior understandings or agreements, whether oral or written, between you and the Company. This offer will remain open until the close of business on August 30, 2010. Your signature below acknowledges your acceptance of these terms.

On behalf of the entire Board of Directors, we look forward to working with you.

Sincerely,

/s/ David W. Hanna	/s/ Michael J. Borman	August 30, 2010
David W. Hanna Chairman of the Board of Directors	Michael J. Borman	Date

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the [describe payment] to be paid              (“Employee”) by Blue Coat Systems, Inc. ( the “Company”), as described in the attached Executive Change in Control Severance Agreement (the “Agreement”), Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its past, present and future directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

Employee understands and agrees that this General Release of All Claims (the “Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act or any other federal or state law or regulation relating to employment or employment discrimination. Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. Notwithstanding the foregoing, this Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right Employee may have to enforce the Agreement or (z) Employee’s eligibility for indemnification in accordance with applicable laws, the charter and bylaws of the Company or any indemnification agreement or fiduciary insurance policy Employee has with the Company.

Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, and any law of any jurisdiction of similar effect. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the fullest extent permitted by applicable law.

This Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Employee understands and agrees that this Release may be modified only in a written document signed by Employee and a duly authorized officer of the Company.

Employee agrees that the Company shall have no duty to provide to Employee any severance benefits described in the Agreement unless and until Employee (a) has signed the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and (b) has returned to the Company any and all of the Company’s property in Employee’s possession or under Employee’s control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; Company files or documents, including copies thereof; or facsimile machines). Employee further agrees that at all times in the future Employee shall remain bound by the PIIA.

Employee understands that Employee has the right to consult with an attorney before signing this Release. Employee also understands that Employee has [21/45] days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it. Employee also understands that Employee may revoke this Release during a period of seven days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it). In order to revoke this Release, within seven days after Employee executes this Release Employee must deliver to              at the Company a letter stating that Employee is revoking it. Employee understands that if Employee chooses to revoke this Release within seven days after Employee signs it, Employee will not receive any Change in Control Severance Payment and the Release will have no effect.

[Signature page follows]

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

Employee states that before signing this Release, Employee:

Has read it;

Understands it;

Knows that he or she is giving up important rights;

Is aware of his or her right to consult an attorney before signing it; and

Has signed it knowingly and voluntarily.

Date:

Signature

Print Full Name

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

EXHIBIT B

BLUE COAT SYSTEMS, INC.

EMPLOYMENT ARBITRATION PROVISION

(a) Any dispute arising under my offer letter from the Company or otherwise relating to my employment with the Company, including the termination of my employment or any condition of or benefit with respect to my employment (“Dispute”), shall be finally resolved by arbitration under the administration of JAMS and in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (“Rules”) in the jurisdiction in which I am, or was, employed by the Company. Copies of these rules are available at http://www.jamsadr.com, and shall be made available to me upon request. Any disputes concerning the enforcement, scope, or applicability of this Arbitration Provision shall in the first instance be determined by the arbitrator in accordance with the Federal Arbitration Act. Should either of us disregard this provision and initiate an action in any court or administrative agency with respect to a Dispute, the other party may apply to a court of competent jurisdiction to order the matter to arbitration. The prevailing party in any such hearing shall be entitled to recover its reasonable costs and attorneys’ fees incurred in connection therewith.

(b) Either of us may initiate arbitration to resolve a Dispute by delivering to the other party through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall include a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. Along with the demand for arbitration, if I am the filing party, I shall submit a check or money order payable to “JAMS” in the amount of the then prevailing JAMS initial Case Management Fee, as my portion of the administrative fees of the arbitration. Thereafter, the remaining costs of the arbitration (such as the arbitrator’s fees, costs of a court reporter, and room rental fees, if any), but not the cost of any transcript, shall be paid by the Company. Any remaining fees and costs, including but not limited to attorneys’ fees shall, subject to any remedy to which the prevailing party may be entitled to under the law, be borne by each party to the same extent as that party would be responsible for such fees and costs were the Dispute litigated in court. Any demand for arbitration by either of us must be filed within the statute or statutes of limitation that is or are applicable to the claim or claims relating to the Dispute upon which arbitration is sought or required. Any failure to request arbitration within this time frame and according to this Arbitration Provision shall constitute a waiver of all rights to raise any claims in any forum arising out of the Dispute.

(c) The arbitrator be empowered to award either party any remedy at law or in equity to which the prevailing party would otherwise have been entitled had the Dispute been litigated in court, including but not limited to, general, special and punitive damages, recoverable costs, attorney fees (where provided by statute or contract) and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law. The arbitrator shall issue a signed written statement regarding the disposition of each claim of the Dispute and the relief, if any, awarded as to each claim. The arbitrator will also provide a concise written statement of the reasons for the award, stating the essential findings and conclusions on which the award was based.

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com

(d) Notwithstanding the foregoing provisions of this provision, nothing herein is intended to nor shall preclude (i) me from filing any administrative charge of discrimination with the United States Equal Employment Opportunity Commission or equivalent state agency, or (ii) either me or the Company from seeking temporary or preliminary injunctive relief from a court of applicable jurisdiction pending final resolution of a Dispute.

(e) Except for the Federal Arbitration Act, the interpretation of any matter in the Dispute (including matters arising under my offer letter from the Company or otherwise relating to my employment with the Company, including the termination of my employment or any condition of or benefit with respect to my employment) shall be governed by and construed in accordance with the laws of (a) the State of Texas, if I am employed in Texas; (b) the State of Utah, if I am employed in Utah; and (c) the State of California, if I am employed in a state other than Texas or Utah. The application of Texas, Utah or California law to this Agreement shall not act as a means to add to or increase the statutory or administrative rights granted to employees in the jurisdiction in which I am, or was, employed by the Company in the event that I seek enforcement of such statutory or administrative rights against the Company. In such event, the arbitrator or presiding official shall apply only the statutory and administrative laws of the state in the jurisdiction in which I am, or was, employed by the Company.

Blue Coat Systems, Inc.    420 North Mary Ave Sunnyvale, CA 94085    866.30BCOAT    T: 408.220.2200    F: 408.220.2250    www.bluecoat.com